AMENDMENT TO AMENDED RESTATED EMPLOYMENT AGREEMENT


     THIS AGREEMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Amendment") is made and entered into this 20 day of March, 1997, by and between ROSS STORES, INC. (the "Company") and NORMAN A. FERBER (the "Executive"). The Executive and the Company previously entered into an Amended and Restated Employment Agreement as of June 1, 1995, as amended thereafter (the "Agreement"), and it is now the intention of the Executive and the Company to further amend the Agreement as set forth below. Accordingly, the Executive and the Company now enter into this Amendment.

     The Executive and the Company hereby amend the Agreement effective as of March 20, 1997 as follows:

     Other Benefits: The following sentence is added at the end of Paragraph 5(d)(i): "For purposes of this Paragraph 5(d), in the event of a Change of Control, as defined in Paragraph 8(f) of the Agreement, the "Company" shall include any other entity that is a successor to the Company, whether by merger, consolidation, liquidation, as a result of this sale, exchange or transfer of all or substantially all of the Company's assets, or otherwise, and the provisions of this Paragraph 5(d) shall continue to be binding on and shall be performed by such successor for the benefit of the Executive and his heirs and successors. Further, in the event of any such change of control the "senior executives of the Company" referred to in the second sentence of this Paragraph shall mean the senior executives who are members of its executive committee, or equivalent, or if there is no such committee who hold the most senior rank in the successor entity.

     IN WITNESS WHEREOF, the parties have executed this Amendment to Amended and Restated Employment Agreement as of the date and year first above written.


ROSS STORES, INC.                       EXECUTIVE


By:/s/G. Orban                          /s/Norman A.Ferber
   GEORGE P. ORBAN                      NORMAN A. FERBER
   Chairman, Compensation Committee